JACKSONVILLE BANCORP ANNOUNCES
THIRD QUARTER RESULTS

JACKSONVILLE, FLA., October 23/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, reported net income for the third quarter of $266 thousand, compared to net income of $781 thousand for the same period in 2007. On a per diluted share basis, the net income was $0.15 for the 2008 quarter, compared to net income of $0.43 for the third quarter of 2007.

Total assets were $434 million at September 30, 2008, compared to $392 million at December 31, 2007 and $384 million at September 30, 2007. Period end loans increased by $37 million, or 11% (15% annualized), for the nine-month period from December 31, 2007, and by $43 million, or 13%, from September 30, 2007. Total deposits increased $51 million, compared to September 30, 2007. Noninterest bearing deposits increased by $10 million to $44.7 million, or 29%.

Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III stated, “We remain committed to profitable and controlled growth through a balanced focus on sound lending, and attracting and retaining low-cost deposits.”

Nonperforming assets declined to $7.8 million from $8.8 million in the second quarter of 2008 to 1.80% of assets. The nonperforming assets relate primarily to two loans secured by real estate. During the third quarter, the Bank recorded $665 thousand in provision for loan losses, increasing the loan loss reserve to 1.14% from 1.12% in the second quarter and .91% a year earlier. The provision expense was necessitated primarily by an increase in net charge-offs and the Bank’s aggressive efforts to identify any potential losses in the portfolio. The Company had net loan charge-offs of $541 thousand during the quarter compared to $20 thousand during the same period in the prior year. Of the charge-offs recorded during the third quarter, $466 thousand had been identified and were reserved during the prior quarter. “We continue to closely monitor our loan portfolio for early warning signs and remain committed to the timely recognition of losses while continuing to build appropriate reserves to absorb any potential future losses,” Mr. Pomar went on to say.

The Company remains well capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.79%, 9.18% and 8.24% at September 30, 2008. “Our capital strength will provide us with the ability to take advantage of growth opportunities in our local market while continuing to cope with current economic conditions,” stated Mr. Pomar. At September 30, the Company had $6.9 million in excess capital above regulatory well capitalized levels.

For the first nine months of 2008, Jacksonville Bancorp, Inc. reported a net loss per share of $0.02, compared to net income of $1.11 per diluted share for the same period in 2007. Without the expenses related to the termination of the Agreement and Plan of Merger with Heritage Bancshares, Inc., the Company would have reported a net income of $231 thousand, or $0.13 per diluted share.

Net interest income for the third quarter of 2008 declined slightly to $3.0 million compared to the $3.2 million earned in the third quarter of 2007. Interest income for the quarter declined $677 thousand when compared to the prior year as a result of the ongoing reduction in short-term rates by the Federal Reserve and the increase in nonperforming assets from 12 months ago; this was offset by average earning asset growth of $49.6 million from the same period in the prior year. Interest expense declined by $523 thousand as a result of the reduction in short-term rates offset by a transition from low-cost core deposits into more expensive time deposits and wholesale funding required to support the Company’s earning asset growth. The net interest margin was 2.94% and 3.07% for the quarter and year, respectively, compared to 3.50% and 3.59% for the comparable periods in 2007, and 2.93% and 3.14% in the second quarter of 2008.

Noninterest income increased 6% over the third quarter 2007 and declined 6% for the nine months ended September 30, 2008 compared to the same period in the previous year. The quarterly increase was driven in part by income earned on an additional $3.5 million BOLI contract entered into by the Bank during the second quarter; this was offset by a decline in Mortgage Origination referral income, due to the slowing real estate market, which is also driving the nine-month period decline. Noninterest expense was $2.3 million for the quarter ended September 30, 2008, up 2% over the comparable period in the prior year. For the nine months ended September 30, noninterest expense was $7.5 million, an increase of 18% over the same period in 2007. The Company absorbed $430 thousand in merger related expenses as a result of the termination of the merger agreement with Heritage Bancshares, Inc. in the second quarter of 2008. Additionally, the Company absorbed additional expenses related to data processing, and legal and professional (primarily related to increased audit fees). Excluding the one-time charge resulting from the termination of the merger agreement, the Company would have experienced an 11% increase.

“We remain diligent with our management of asset quality as we work through this business cycle. Our experienced bankers and strong capital position will provide us the strength to navigate through these economic times. We are optimistic about the remainder of the year and 2009,” said Mr. Pomar.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with five full-service banking offices. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Earnings Summary
Total interest income	$6,457	$7,134	$19,459	$19,789
Total interest expense	3,409	3,931	10,259	10,665
Net interest income	3,048	3,203	9,200	9,124
Provision for loan losses	665	32	2,783	480
Net interest income after provision for loan losses	2,383	3,171	6,417	8,644
Noninterest income	300	284	812	861
Noninterest expense	2,339	2,288	7,477	6,344
Income (loss) before income tax	344	1,167	(248)	3,161
Income tax provision (benefit)	77	386	(212)	1,143
Net income (loss)	$266	$781	$(36)	$2,018

Summary Average Balance Sheet
Loans, gross	$379,742	$330,949	$367,001	$310,169
Securities	31,766	30,816	31,798	29,177
Other earning assets	962	1,098	1,778	885
Total earning assets	412,470	362,863	400,577	340,231
Other assets	17,337	13,042	16,442	13,716
Total assets	$429,807	$375,905	$417,019	$353,947
Interest bearing liabilities	$359,918	$315,106	$347,890	$294,073
Other liabilities	43,356	36,140	42,133	35,867
Shareholders' equity	26,533	24,659	26,996	24,007
Total liabilities and shareholders' equity	$429,807	$375,905	$417,019	$353,947

Per Share Data
Basic earnings (loss) per share	$0.15	$0.45	$(0.02)	$1.16
Diluted earnings (loss) per share	$0.15	$0.43	$(0.02)	$1.11
Basic weighted average shares outstanding	1,748,567	1,745,143	1,748,183	1,743,585
Diluted weighted average shares outstanding	1,777,292	1,815,584	1,748,183	1,819,637
Book value per basic share at end of period	15.13	14.56	15.13	14.56
Total shares outstanding at end of period	1,747,899	1,747,981	1,747,899	1,747,981
Closing market price per share	$11.72	$27.75	$11.72	$27.75

Selected Ratios
Return on average assets	0.25%	0.82%	(0.01%)	0.76%
Return on average equity	3.99%	12.56%	(0.18%)	11.24%
Average equity to average assets	6.17%	6.56%	6.47%	6.78%
Interest rate spread	2.46%	2.85%	2.55%	2.93%
Net interest margin	2.94%	3.50%	3.07%	3.59%
Allowance for loan losses as a percentage of total loans	1.14%	0.91%	1.14%	0.91%
Net charged off loans as a percentage of average loans (annualized)	0.57%	0.03%	0.57%	0.02%
Efficiency ratio	69.87%	65.62%	74.68%	63.54%
Nonperforming assets	$7.829	$522	$7.829	$522
Nonperforming assets (as a percentage of total assets)	1.80%	.14%	1.80%	.14%

	Sept. 30,
	2008	2007
Summary Balance Sheet
Cash and cash equivalents	$8,599	$5,092
Securities	28,974	32,846
Loans, net	376,344	333,677
All other assets	20,108	12,676
Total assets	$434,025	$384,291
Deposit accounts	$350,816	$299,506
All other liabilities	56,758	59,328
Shareholders' equity	26,451	25,457
Total liabilities and shareholders' equity	$434,025	$384,291